Exhibit 3.2

EXECUTION VERSION

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

CUMULATIVE CONVERTIBLE PARTICIPATING PREFERRED STOCK OF

CD&R LANDSCAPES PARENT, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to the authority expressly vested in the Board of Directors of CD&R Landscapes Parent, Inc., a Delaware corporation (the “Corporation”), by the Certificate of Incorporation, the Board of Directors has by resolution duly provided for the issuance of and created a series of preferred stock of the Corporation, par value $1.00 per share, and in order to fix the designation and amount and the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of preferred stock, has duly adopted resolutions setting forth such rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of a series of preferred stock as set forth in this Certificate of Designations, Preferences and Rights of Cumulative Convertible Participating Preferred Stock (the “Certificate”).

Each share of such series of preferred stock shall rank equally in all respects and shall be subject to the following provisions:

Section 1. Number of Shares and Designation. Five Hundred Thousand (500,000) shares of preferred stock of the Corporation shall constitute a series of preferred stock designated as Cumulative Convertible Participating Preferred Stock (the “Preferred Stock”). Subject to and in accordance with the provisions of Section 10(b), the number of shares of Preferred Stock may be increased (to the extent of the Corporation’s authorized and unissued preferred stock) by further resolution duly adopted by the Board of Directors and the filing of a certificate of increase with the Secretary of State of the State of Delaware.

Section 2. Rank. The Preferred Stock shall, with respect to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (i) rank senior and prior to the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks junior to the Preferred Stock as to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (all of such equity securities, including the Common Stock, are collectively referred to herein as the “Junior Securities”), (ii) rank junior to each class or series of equity securities of the Corporation, whether currently issued or issued in the future without violation of this Certificate, that by its terms ranks senior to the Preferred Stock as to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (all of such equity securities are collectively referred to herein as the “Senior Securities”), and (iii) rank on parity with each class or series of equity securities of the Corporation, whether currently issued or issued in the future without violation of this Certificate, that does not by its terms expressly provide that it ranks senior or junior to the Preferred Stock as to payment of dividends, redemption payments or rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation (all of such equity securities are collectively referred to herein as the “Parity Securities”). The respective definitions of Junior Securities, Senior Securities and Parity Securities shall also include any securities, rights or options exercisable or exchangeable for or convertible into any of the Junior Securities, Senior Securities or Parity Securities, as the case may be. At the time of the initial issuance of the Preferred Stock, and for so long as Preferred Stock having an aggregate Liquidation Preference of at least $10,000,000 is outstanding, there shall be no Senior Securities or Parity Securities outstanding.

Section 3. Definitions.

(a) As used herein, the following terms shall have the meanings set forth below or in the section cross-referenced below, as applicable, whether used in the singular or the plural:

“Accrued Dividends” means, as of any date, with respect to any share of Preferred Stock, all dividends that have accrued pursuant to Section 4(a)(ii) but that have not been paid as of such date.

“Acquired EBITDA” means, with respect to any twelve-month period, the aggregate EBITDA of all businesses acquired by the Corporation or any of its Subsidiaries between the Original Issuance Date and the end of such twelve-month period, calculated for the last twelve-month period ending at the end of the fiscal quarter immediately preceding the date such Acquired EBITDA is being measured; provided, that to the extent such calculation is not practicable with respect to any of such acquired businesses (a “Frozen Acquired Business”), Acquired EBITDA with respect to such Frozen Acquired Business shall be the EBITDA of such Frozen Acquired Business for the last full twelve-month period ending at the end of the fiscal quarter immediately preceding the date of acquisition of such Frozen Acquired Business by the Corporation or any of its Subsidiaries; provided, further, that with respect to any business acquired during the twelve-month period with respect to which Acquired EBITDA is being measured, “Acquired EBITDA” for such period (but not any other period) shall include with respect to such acquired business only an amount of EBITDA equal to (a) the number of days during such twelve month period that such business was owned by the Company, divided by 365 or 366, as applicable, multiplied by (b) the aggregate EBITDA of such business for the last full twelve-month period ending at the end of the fiscal quarter immediately preceding the date of the acquisition thereof.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person.

“Applicable Non-Qualified Business Combination” has the meaning set forth in Section 8(a).

“Base Amount” means, with respect to any share of Preferred Stock, as of any date, the sum of (x) the Liquidation Preference and (y) the Base Amount Accrued Dividends with respect to such share.

“Base Amount Accrued Dividends” means, with respect to any share of Preferred Stock, as of any date, (i) if a Preferred Dividend Payment Date has occurred since the issuance of such share, the Accrued Dividends with respect to such share as of the preceding Preferred Dividend Payment Date (taking into account the payment of Preferred Dividends in respect of such period ending on such preceding Preferred Dividend Payment Date, if any, as of such Preferred Dividend Payment Date) or (ii) if no Preferred Dividend Payment Date has occurred since the issuance of such share, zero.

“Beneficially Own” and “Beneficial Ownership” has the meaning given such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of Capital Stock of any Person shall be calculated in accordance with the provisions of such rule, but without taking into account any contractual restrictions or limitations on voting or other rights; provided, however, that for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities.

“Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors for the purposes in question.

“Business Combination” means any reorganization, consolidation, merger, share exchange, tender or exchange offer or other business combination or similar transaction involving the Corporation with any Person (other than a wholly-owned Subsidiary of the Corporation).

“Business Combination Consideration” has the meaning set forth in Section 8(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required under applicable Law to close.

“By-laws” means the By-laws of the Corporation, as amended from time to time.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“CD&R F&F Investor” means CD&R Friends & Family Fund VIII, L.P.

“CD&R Investor” means CD&R Landscapes Holdings, L.P.

“CD&R Manager” means Clayton, Dubilier & Rice, LLC.

“Certificate” has the meaning set forth in the preamble.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time.

“Common Stock” has the meaning set forth in Section 2.

“Common Stock Dividend Record Date” has the meaning set forth in Section 4(a)(iv).

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Conversion Date” has the meaning set forth in Section 6(b)(iii).

“Conversion Notice” has the meaning set forth in Section 6(b)(i).

“Conversion Price” means, as of any date, the Initial Conversion Price, as adjusted pursuant to Section 9.

“Conversion Right” has the meaning set forth in Section 6(a)(i).

“Convertible Securities” means indebtedness or shares of Capital Stock convertible into or exchangeable for Common Stock.

“Corporation” has the meaning set forth in the preamble.

“Debt Financing Documents” has the meaning set forth in the Stockholders Agreement.

“Deere Directors” has the meaning set forth in the Stockholders Agreement.

“Deere Investor” means Deere & Company.

“DGCL” has the meaning set forth in the preamble.

“Divested EBITDA” means, with respect to any twelve-month period, the aggregate EBITDA of all businesses divested by the Corporation or any of its Subsidiaries between the Original Issuance Date and the end of such twelve-month period, calculated, with respect to each such divested business, for the last full twelve-month period ending at the end of the fiscal quarter immediately preceding the date of divesture of such business by the Corporation or any of its Subsidiaries; provided, that with respect to any business divested during the twelve-month period with respect to which Divested EBITDA is being measured, “Divested EBITDA” for such period shall include with respect to such divested business only an amount of EBITDA equal to (a) the number of days during such twelve month period that such business was not owned by the Company, divided by 365 or 366, as applicable, multiplied by (b) the aggregate EBITDA of such business for the last full twelve-month period ending at the end of the fiscal quarter immediately preceding the date of the divestiture thereof.

“Dividend Elimination Event” has the meaning set forth in Section 4. (b).

“Dividend Payment Record Date” has the meaning set forth in Section 4(a)(iv).

“Dividend Rate” means, for any day, 12.00% per annum.

“EBITDA” means, for any period with respect to any entity, the consolidated earnings before interest, taxes, depreciation and amortization, restructuring and asset impairment charges, goodwill and intangible asset impairment charges, gains and losses on the disposal of fixed assets, gains and losses on the disposal of equity investments, gains and losses on the disposal or the retirement or extinguishment of debt, gains and losses on hedging, derivatives and other financial instruments, and gains and losses on divestitures of such entity and its Subsidiaries during such period, each component of which shall have been determined in accordance with GAAP consistently applied (as GAAP exists as of the Original Issuance Date) and, to the extent not inconsistent therewith, the accounting practices and policies of the Corporation as in effect as of December 23, 2013.

“EBITDA Target” means $108,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Stock” means (i) shares of Common Stock issued by the Corporation as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Capital Stock, in each case, which is subject to the provisions of Section 9(a)(i) or Section 9(a)(ii), or upon conversion of shares of Capital Stock (but not the issuance of such Capital Stock, which will, except in the case of clause (iii) below, be subject to the provisions of Section 9(a)(iii)), (ii) shares of Common Stock (including shares of Common Stock issued upon exercise of Options) and Options for Common Stock issued to directors or employees of the Corporation pursuant to a stock option plan, restricted stock plan or other agreement approved by the Board of Directors, (iii) shares of Common Stock issued in connection with acquisitions of assets or securities of another Person (other than issuances to

Persons that were Affiliates of the Corporation at the time that the agreement with respect to such issuance was entered into), (iv) shares of Preferred Stock, to the extent issued in payment of Preferred Dividends pursuant to Section 4(a)(iii), and (v) shares of Common Stock issued upon conversion of the Preferred Stock; provided, that shares or Options described in clauses (i) through (iii) above shall constitute “Excluded Stock” only if such shares or Options are issued in accordance with the terms of the Stockholders Agreement.

“Ex-Date” means, when used with respect to any distribution, the first date on which the Common Stock or other securities in question do not have the right to receive the distribution giving rise to an adjustment to the Conversion Price.

“GAAP” means U.S. generally accepted accounting principles.

“Holder” means, at any time, the Person in whose name shares of Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Implied Quarterly Dividend Amount” means, with respect to any share of Preferred Stock, as of any date, the product of (a) the Base Amount of such share of Preferred Stock on such date and (b) one-fourth of the Dividend Rate applicable on such date.

“Initial Conversion Price” means (i) with respect to each share of Preferred Stock issued on the Original Issuance Date, $100.00 per share of Common Stock and (ii) with respect to each share of Preferred Stock issued as payment of a Preferred Dividend in accordance with Section 4, the Conversion Price in effect immediately prior to the issuance of such share.

“Initial Public Offering” means the initial public offering of Common Stock pursuant to an effective registration statement under the Securities Act.

“Investment Agreement” means the Investment Agreement, dated as of October 26, 2013, by and among CD&R Investor, Deere Investor, JDA Holding LLC, John Deere Landscapes LLC, CD&R Landscapes Bidco, Inc., CD&R Landscapes Merger Sub, Inc. and CD&R Landscapes Merger Sub 2, Inc., as the same may be amended from time to time.

“Issuance Date” means, with respect to a share of Preferred Stock, the date of issuance of such share of Preferred Stock.

“Junior Securities” has the meaning set forth in Section 2.

“Law” means any foreign, federal, state or local law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree or other binding directive issued, enacted, promulgated, entered into, agreed or imposed by any domestic or foreign government, including any foreign, federal, state, provincial, local, territorial or municipal government or any governmental division, agency or authority thereof, court or judicial authority, tribunal or commission.

“Liquidation” means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Liquidation Preference” means, with respect to each share of Preferred Stock, $1,000.00 per share.

“Liquidity Event” means (i) any reorganization, consolidation, merger, share exchange, tender or exchange offer or other business combination or similar transaction involving the Corporation with any Person (other than a wholly-owned Subsidiary of the Corporation) or (ii) the sale, assignment, conveyance, transfer, lease or other disposition (including, without limitation, in connection with any Liquidation) by the Corporation of all or substantially all of its assets or business to any Person (other than a wholly-owned Subsidiary of the Corporation).

“LTM EBITDA” means, with respect to any twelve-month period, the EBITDA of the Corporation during such twelve-month period, provided that (i) any monitoring fees paid by the Corporation to any stockholders of the Corporation (or any of their Affiliates) during such twelve-month period shall be added back to LTM EBITDA, (ii) Divested EBITDA for such twelve-month period shall be added back to LTM EBITDA, and (iii) any Acquired EBITDA for such twelve-month period shall be deducted from LTM EBITDA.

“Market Price” means, with respect to any particular security on any particular date, (i) if such security is listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the volume weighted average price per share (as reported on Bloomberg based, in the case of a listed security, on composite transactions for the principal U.S. national or regional securities exchange on which such security is listed or quoted) of such security for the period of ten (10) consecutive Trading Days preceding the date of determination (or for any other period specified for this purpose in the applicable provision of this Certificate), or (ii) if such security is not listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the fair market value of such security on the date of determination, as determined by a nationally recognized independent investment banking firm that has for this purpose (x) been selected by the Board of Directors and (y) been consented to by each of (1) a majority of the outstanding shares of Preferred Stock and (2) solely to the extent that the Deere Investor and its Permitted Affiliate Transferees collectively Beneficially Own at least 10% of the issued and outstanding capital stock of the Corporation, Deere Investor (acting on behalf of itself and its Permitted Affiliate Transferees).

“Non-Qualified Business Combination” means any Business Combination that is not a Qualified Business Combination.

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Original Issuance Date” means the date of the consummation of the transactions contemplated by the Investment Agreement.

“Parity Securities” has the meaning set forth in Section 2.

“Participating Dividends” has the meaning set forth in Section 4. (a)(i).

“Payment Period” means, with respect to a share of Preferred Stock, the period beginning on the day after the preceding Preferred Dividend Payment Date (or the Issuance Date if no Preferred Dividend Payment Date has occurred since the issuance of such share) to and including the next Preferred Dividend Payment Date.

“Permitted Affiliate Transferee” has the meaning set forth in the Stockholders Agreement.

“Person” means any individual, group, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.

“Preferred Dividend Payment Date” means April 30, July 31, October 31 and January 31 of each year (each, a “Quarterly Date”), commencing on the first Quarterly Date immediately following the date hereof; provided, that if any such Quarterly Date is not a Business Day then the “Preferred Dividend Payment Date” shall be the next Business Day immediately following such Quarterly Date.

“Preferred Dividends” has the meaning set forth in Section 4(a)(ii).

“Preferred Stock” has the meaning set forth in Section 1.

“Principal Market” means, with respect to any day on which the shares of Common Stock are listed or admitted to trading or quoted on any securities exchange or quotation facility (whether U.S. national or regional or non-U.S.), the principal such exchange or facility on which the shares of Common Stock are so listed or admitted or so quoted.

“Pro Rata Repurchase” means any purchase of shares of Common Stock by the Corporation or any Affiliate thereof (other than CD&R Investor or any of its Affiliates) pursuant to any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or pursuant to any other offer available to substantially all holders of Common Stock, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a Subsidiary of the Corporation), or any combination thereof, effected while any shares of Preferred Stock are outstanding; provided, however, that “Pro Rata Repurchase” shall not include any purchase of shares by the Corporation or any Affiliate thereof made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act. The “Effective Date” of a Pro Rata Repurchase means the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Qualified Business Combination” means any Business Combination immediately following which 50% or more of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or similar governing body (or the ability to designate a majority of the directors or a similar governing body)) of the entity resulting from such transaction (including, without limitation, a corporation that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets, either directly or through one or more Subsidiaries) is Beneficially Owned, directly or indirectly, by CD&R Investor or its Permitted Affiliate Transferees.

“Purchased Shares” has the meaning set forth in Section 9(a)(v).

“Register” means the securities register maintained in respect of the Preferred Stock by the Corporation, or to the extent the Corporation has engaged a transfer agent, such transfer agent.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Securities” has the meaning set forth in Section 2.

“Stockholders Agreement” means that certain Stockholders Agreement, dated on or about the date hereof, by and among, CD&R Investor, Deere Investor and the Corporation (as amended or otherwise modified from time to time in accordance with the terms thereof).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). For the purposes hereof, the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Trading Day” means (i) a day on which the Principal Market, if any, is open for the transaction of business or (ii) if the shares of Common Stock are not listed or admitted to trading and are not quoted on any securities exchange or quotation facility, a Business Day.

“Transfer” and any words with a correlative meaning shall have the meaning set forth in the Stockholders Agreement.

“Transfer Restrictions” means the restrictions on Transfer (as defined in the Stockholders Agreement) set forth in Article III of the Stockholders Agreement.

(b) In addition to the above definitions, unless the context requires otherwise:

(i) any reference to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form from time to time;

(ii) references to “$” or “dollars” means the lawful coin or currency the United States of America; and

(iii) references to “Section” are references to Sections of this Certificate.

Section 4. Dividends.

(a) The Holders of the issued and outstanding shares of Preferred Stock shall be entitled to receive, out of assets legally available for the payment of dividends, dividends on the terms described below:

(i) Holders of shares of Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all cash dividends paid on the shares of Common Stock as if immediately prior to each Common Stock Dividend Record Date, all shares of Preferred Stock then outstanding were converted into shares of Common Stock. Dividends payable pursuant to this Section 4(a)(i) (the “Participating Dividends”) shall be payable on the same date that such dividends are payable to holders of shares of Common Stock, and no dividends shall be payable to holders of shares of Common Stock unless the full dividends contemplated by this Section 4(a)(i) are paid at the same time to the Holders of the Preferred Stock. Other than in respect of dividends paid in cash on the shares of Common Stock as and to the extent provided for in this Section 4(a)(i), Holders of shares of Preferred Stock shall not be entitled to participate in dividends or distributions of any nature paid on or in respect of the Common Stock.

(ii) In addition to any dividends pursuant to Section 4(a)(i), the Corporation shall pay, if, as and when declared by the Board of Directors, out of funds legally available therefor, on each Preferred Dividend Payment Date dividends on each outstanding share of Preferred Stock (the “Preferred Dividends”) at a rate per annum equal to the Dividend Rate as further specified below. Preferred Dividends on each share of Preferred Stock shall accrue and accumulate on a daily basis from the Issuance Date of such share, whether or not declared and whether or not the Corporation has funds legally available for the payment of such dividends, shall compound quarterly on each Preferred Dividend Payment Date (to the extent not paid on such Preferred Dividend Payment Date) and shall be payable quarterly in arrears, if, as and when so authorized and declared by the Board of Directors, on each Preferred Dividend Payment Date, commencing on the first Preferred Dividend Payment Date following the Issuance Date of such share. The amount of Preferred Dividends accruing with respect to any share of Preferred Stock for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount as of such day by (y) the actual number of days in the applicable Payment

Period; provided that if, during any current Payment Period, Accrued Dividends are paid in respect of one or more prior Payment Periods, then after the date of such payment, the amount of Preferred Dividends accruing with respect to any share of Preferred Stock for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount (recalculated to take into account such payment of Accrued Dividends) by (y) the actual number of days in such current Payment Period. The amount of Preferred Dividends payable with respect to any share of Preferred Stock for any Payment Period shall equal the sum of the Preferred Dividends accrued in accordance with the prior sentence of this Section 4(a)(ii) with respect to such share during such Payment Period. Preferred Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $.005 being rounded upward).

(iii) The Preferred Dividends (x) shall be paid on each of the first eight Preferred Dividend Payment Dates by issuing fully paid and nonassessable shares of Preferred Stock, and (y) thereafter, may, at the option of the Corporation, be paid in cash or by issuing fully paid and nonassessable shares of Preferred Stock; provided that Preferred Dividends paid on any date shall be paid by issuing fully paid and nonassessable shares of Preferred Stock to the extent payment in cash on such date would be prohibited by applicable Law or under the terms, conditions or provisions of any of the Debt Financing Documents. If the Corporation pays any Preferred Dividend in shares of Preferred Stock, the number of shares of Preferred Stock to be issued in respect of such Preferred Dividend will be equal to the number of shares of Preferred Stock (including fractional shares) that have an aggregate Liquidation Preference equal to the amount of such Preferred Dividends.

(iv) Each Participating Dividend or Preferred Dividend shall be paid pro rata to the Holders entitled thereto. Each Participating Dividend or Preferred Dividend shall be payable to the Holders of Preferred Stock as they appear on the Register at the close of business on the record date designated by the Board of Directors for such dividends (each such date, a “Dividend Payment Record Date”), which (i) with respect to Participating Dividends, shall be the same day as the record date for the payment of dividends to the holders of shares of Common Stock (the “Common Stock Dividend Record Date”), and (ii) with respect to Preferred Dividends, shall be not more than thirty (30) days nor less than ten (10) days preceding the applicable Preferred Dividend Payment Date. Notwithstanding the forgoing, but subject to the proviso in the first sentence of Section 4(a)(iii), the Base Amount Accrued Dividends may be declared and paid in cash or in shares of Preferred Stock at any time to Holders of record on the Dividend Payment Record Date therefor.

(b) If, at any time after the Original Issuance Date, the LTM EBITDA for each of three twelve-month periods (which need not be consecutive) ending at the end of a fiscal quarter (which, for the avoidance of doubt, may include as part of such twelve month period a period of time prior to the Original Issuance Date) equaled or exceeded the EBITDA Target (the “Dividend Elimination Event”), the Dividend Rate shall become 0.00% commencing on the day immediately following the last day of such fiscal quarter and for all days thereafter. Within thirty (30) days of an adjustment to the Dividend Rate pursuant to this Section 4(b), the Corporation shall send notice by first-class mail, postage prepaid, addressed to the Holders stating such adjustment and the basis therefor.

(c) Without the consent of the Holders representing at least a majority of the then issued and outstanding shares of Preferred Stock, the Corporation shall not (i) declare, pay or set aside for payment any dividends or distributions upon any Junior Securities or (ii) repurchase, redeem or otherwise acquire any Junior Securities for any consideration or pay any moneys or make available for a sinking fund for the redemption of any shares of such Junior Securities, unless, in each case, (A) the Corporation timely paid Preferred Dividends in cash for the previous two Payment Periods, (B) there are no unpaid Accrued Dividends at the time of such action, and (C) the Corporation has access to sufficient lawful funds immediately following such action such that the Corporation would be legally permitted to pay the Preferred Dividends due on the next four Preferred Dividend Payment Dates in cash; provided, however, that no such consent shall be required for repurchases of Common Stock made by the Corporation under the Management Incentive Plan (as defined in the Stockholders Agreement).

Section 5. Liquidation Rights.

(a) In the event of any Liquidation, each Holder shall be entitled to receive liquidating distributions out of the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution of any assets of the Corporation shall be made or set apart for holders of any Junior Securities, including, without limitation, the Common Stock, for such Holder’s shares of Preferred Stock in an amount equal to the greater of (i) the sum of (A) the aggregate Liquidation Preference and (B) the aggregate Accrued Dividends of such shares as of the date of the Liquidation and (ii) the amount such Holder would have received had such Holder, immediately prior to such Liquidation, converted such shares of Preferred Stock into shares of Common Stock (pursuant to Section 6, without regard to any of the limitations on convertibility contained therein).

(b) In the event the assets of the Corporation available for distribution to stockholders upon a Liquidation shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of Preferred Stock pursuant to Section 5. (a), such assets, or the proceeds thereof, shall be distributed among the Holders ratably in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled upon such Liquidation.

(c) Neither the sale, conveyance, exchange or Transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets, capital stock or business of the Corporation (other than in connection with the liquidation, dissolution or winding up of its business) nor the merger or consolidation of the Corporation into or with any other Person shall by itself be deemed to be a Liquidation for purposes of this Section 5.

Section 6. Conversion.

(a) Conversion Right.

(i) Subject to and in accordance with the provisions of this Section 6, each Holder of shares of Preferred Stock shall have the right (the “Conversion Right”), at any time and from time to time, at such Holder’s option, to convert all or any portion of such Holder’s shares of Preferred Stock into fully paid and non-assessable shares of Common Stock. Upon a Holder’s election to exercise the Conversion Right, each share of Preferred Stock for which the Conversion Right is exercised shall be converted into such number of shares of Common Stock (calculated as to each conversion to the nearest 1/10,000th of a share) equal to the quotient of (A) the sum of (1) the Liquidation Preference and (2) the Accrued Dividends on such share as of the Conversion Date, divided by (B) the Conversion Price of such share in effect at the time of conversion.

(ii) No fractional shares of Common Stock shall be issued upon the conversion of any shares of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the sum of (A) the aggregate Liquidation Preference and (B) the aggregate Accrued Dividends as of the Conversion Date on all shares of Preferred Stock so surrendered. If the conversion of any share or shares of Preferred Stock results in a fractional share of Common Stock issuable after application of the immediately preceding sentence, the Corporation shall pay a cash amount in lieu of issuing such fractional share in an amount equal to the value of such fractional interest multiplied by the Market Price of a share of Common Stock on the Trading Day immediately prior to the Conversion Date.

(iii) The Corporation will at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting conversions of the Preferred Stock into shares of Common Stock, a number of shares of Common Stock equal to 110% of the number of shares of Common Stock issuable upon conversion of all then outstanding shares of Preferred Stock. The Corporation shall take all action permitted by Law, including calling meetings of stockholders of the Corporation and soliciting proxies for any necessary vote of the stockholders of the Corporation, to amend the Certificate of Incorporation to increase the number of authorized and unissued shares of Common Stock, if at any time there shall be insufficient authorized and unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that the Preferred Stock and all Common Stock that may be issued upon conversion of Preferred Stock shall upon issuance be duly authorized, fully paid and non-assessable and will not be subject to preemptive rights or subscription rights of any other stockholder of the Corporation. The Corporation further covenants that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other securities exchange or quoted on an automated quotation system, the Corporation shall, if permitted by the rules of such national exchange or automated quotation system, at its sole expense, cause to be authorized for listing or quotation on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Preferred Stock, subject to official notice of issuance. The Corporation will use its best efforts to ensure that such Common Stock may be issued without violation of any applicable Law or regulation.

(b) Mechanics of Conversion.

(i) The Conversion Right of a Holder of Preferred Stock shall be exercised by the Holder by the surrender to the Corporation of the certificates representing the shares of Preferred Stock to be converted at any time during usual business hours at the Corporation’s principal place of business or the offices of the Corporation’s transfer agent, if any, accompanied by written notice to the Corporation that the Holder elects to convert all or a portion of the shares of Preferred Stock represented by such certificates (a “Conversion Notice”) and specifying the name or names (with address or addresses) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation or the Corporation’s transfer agent, if any) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation or the transfer agent, as applicable, duly executed by the Holder or its legal representative.

(ii) As promptly as practicable after the surrender of the certificate or certificates for the Preferred Stock pursuant to Section 6(b)(i), the receipt of the Conversion Notice, and the payment of required taxes or duties pursuant to Section 11(i), if applicable, and in no event later than three Trading Days thereafter, the Corporation shall issue and shall deliver or cause to be issued and delivered to such Holder, or to such other Person on such Holder’s written order (A) one or more certificates representing the number of validly issued, fully paid and non-assessable whole shares of Common Stock to which the Holder of the Preferred Stock being converted, or the Holder’s transferee, shall be entitled, (B) if less than the full number of shares of Preferred Stock evidenced by the surrendered certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Preferred Stock evidenced by the surrendered certificate or certificates, less the number of shares being converted and (C) cash for any fractional interest in respect of a share of Common Stock arising upon such conversion settled as provided in Section 6(a)(ii).

(iii) The conversion of any share of Preferred Stock shall be deemed to have been made at the close of business on the date of the later to occur of giving the Conversion Notice and of surrendering the certificate representing the share of Preferred Stock to be converted so that the rights of the Holder thereof as to the share of Preferred Stock being converted shall cease and the Person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time (the “Conversion Date”). Until the Conversion Date with respect to any share of Preferred Stock has occurred, such share of Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein, including, without limitation, that such share shall (x) accrue and accumulate Preferred Dividends and participate in Participating Dividends pursuant to Section 4 and (y) entitle the Holder thereof to the voting rights provided in Section 10.

(c) Corporation’s Obligations to Issue Common Stock. The Corporation’s obligations to issue and deliver shares of Common Stock upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by any Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of Law by any Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to any Holder in connection with the issuance of such shares of Common Stock.

Section 7. Restrictions on Certain Transfers. No shares of Preferred Stock may be Transferred by the Holder thereof to any Person other than a Permitted Affiliate Transferee of such Holder unless such shares of Preferred Stock are converted into shares of Common Stock in accordance with the provisions of Section 6 in connection with the consummation of such Transfer. Notwithstanding anything in this Certificate to the contrary, to the extent that subsequent to any Transfer of Preferred Stock to a Permitted Affiliate Transferee, such Permitted Affiliate Transferee ceases to meet the definition thereof (as defined in the Stockholders Agreement) in respect of the transferor, then (i) such Holder shall promptly notify the Corporation (and in any event within two (2) Business Days of the occurrence of the triggering event), (ii) such Holder of shares of Preferred Stock shall surrender its certificate or certificates for all such shares (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the Corporation’s primary office, and, if so required by the Corporation, certificates surrendered shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing, and (iii) as of the time that such former Permitted Affiliate Transferee first ceases to meet the definition thereof (and notwithstanding the failure of the Holder to surrender the certificates at such time or to provide notice to the Corporation thereof), all rights with respect to such Preferred Stock, including, without limitation, the rights to receive notices and vote (other than as a holder of Common Stock), the rights to receive Participating Dividends (other than as a holder of Common Stock) or Preferred Dividends, and the right to any priority distributions in the event of a Liquidation, will terminate automatically and without any further action of the Holder, the Corporation or otherwise, other than the rights of such Holder, upon surrender of its certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive a certificate or certificates for an integral number of shares of Common Stock equal to that into which such Preferred Stock is convertible pursuant to Section 6 as of the date that such Holder first ceased to meet the definition of a Permitted Affiliate Transferee of the transferor, plus cash in lieu of any fraction of a share of Common Stock issuable upon such conversion, determined in the same manner as set forth in Section 6(b)(ii)(C).

Section 8. Applicable Non-Qualified Business Combinations.

(a) If a Non-Qualified Business Combination is consummated pursuant to which the Common Stock will be converted into the right to receive cash, securities or other property of a Person other than the Corporation (an “Applicable Non-Qualified Business Combination”), then upon the consummation of an Applicable Non-Qualified Business Combination, the shares of the Holders of Preferred Stock shall, without the consent of such Holder, automatically convert into the right to receive, at the Holder’s option but subject to the terms and conditions of the Stockholders Agreement, either (A) the amount of cash, securities or other property, if any, receivable in such Applicable Non-Qualified Business Combination by a holder of Common Stock holding that number of shares of Common Stock into which such Holder’s shares of Preferred Stock would have been convertible (pursuant to Section 6 without regard to any of the limitations on convertibility contained therein) immediately prior to the consummation of such Applicable Non-Qualified Business Combination (after giving effect to such conversion), or (B) an amount of cash equal to the sum of (x) the aggregate Liquidation Preference and (y) the aggregate Accrued Dividends of such shares as of the date of the consummation of the Applicable Non-Qualified Business Combination (the consideration described in clause (A) or (B) above, the “Business Combination Consideration”); provided, that the Corporation shall provide all Holders notice of such Applicable Non-Qualified Business Combination at least five (5) Business Days prior to consummation thereof. In the event that holders of shares of Common Stock have the opportunity to elect the form of consideration to be received in an Applicable Non-Qualified Business Combination, each Holder shall have the same opportunity to elect the form of consideration that each Holder is entitled to receive.

(b) The Corporation (or any successor) shall, as promptly as practicable, but in no event later than five (5) Business Days following the consummation of an Applicable Non-Qualified Business Combination, deliver written notice of the occurrence of such Applicable Non-Qualified Business Combination, by first-class mail, postage prepaid, addressed to the Holders as they appear in the records of the Corporation as of the date of such notice. Each notice must state: (A) a reasonably detailed summary of the circumstances constituting the Applicable Non-Qualified Business Combination and the automatic conversion of the Holders’ shares of Preferred Stock arising as a result thereof; (B) the date of consummation of the Applicable Non-Qualified Business Combination; (C) the kind and amount of the cash, securities or other property that constitutes the Business Combination Consideration and of the right, if applicable, to elect the form of consideration to be received; and (D) the name of the paying agent or exchange agent, if any, to whom, and the address of the place where, the Preferred Stock are to be surrendered for payment of the Business Combination Consideration and a description of the procedure that a Holder must follow to exchange its shares of Preferred Stock for the Business Combination Consideration and, if applicable, to elect the form of consideration to be received in the Applicable Non-Qualified Business Combination.

(c) From and after the consummation of the Applicable Non-Qualified Business Combination, (A) shares of Preferred Stock to be exchanged for Business Combination Consideration will no longer be deemed to be outstanding, and all powers, designations, preferences and other rights of the Holder thereof as a Holder of Preferred Stock (except the right to receive from the Corporation (or any successor) the Business Combination Consideration) shall cease and terminate with respect to such shares and (B) the Person entitled to receive shares of securities that constitute part of the Business Combination Consideration, if any, shall be treated for all purposes as having become the record holder of those shares at that time.

Section 9. Adjustments to Conversion Price.

(a) Adjustments to Conversion Price. Except as provided in Section 9(d), the Conversion Price shall be subject to the following adjustments:

(i) Stock Dividends and Distributions. If the Corporation declares a dividend or makes a distribution on the Common Stock payable in shares of Common Stock, then the Conversion Price in effect at the opening of business on the Ex-Date for such dividend or distribution shall be adjusted to the price determined by multiplying the Conversion Price at the opening of business on such Ex-Date by the following fraction:

        OS0

        OS1

Where,

OS0 = the number of shares of Common Stock outstanding at the close of business on the Business Day immediately preceding the Ex-Date for such dividend or distribution.

OS1 = the sum of the number of shares of Common Stock outstanding at the close of business on the Business Day immediately preceding the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

If any dividend or distribution described in this Section 9(a)(i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date and time the Board of Directors determines not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(ii) Subdivisions, Splits and Combination of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination by the following fraction:

        OS0

OS1

Where,

OS0 = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 = the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

If any subdivision, split or combination described in this Section 9(a)(ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors determines not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(iii) Issuance of Common Stock, Convertible Securities and Options. If the Corporation issues or sells any Common Stock, Convertible Securities or Options (other than Excluded Stock) without consideration or for consideration per share less than the Market Price of a share of Common Stock on the last Trading Day immediately preceding the date of such issuance or sale, then the Conversion Price in effect immediately prior to such issuance or sale shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by the following fraction:

        OS0 + (X / MP)

OS0 + Y

Where,

OS0 = the number of shares of Common Stock outstanding immediately prior to the date of such issuance or sale.

MP = the Market Price of a share of Common Stock on the last Trading Day immediately preceding the date of such issuance or sale.

X = the aggregate consideration received by the Corporation for the number of shares of Common Stock so issued or sold.

Y = the number of shares of Common Stock so issued or sold.

For the purposes of any adjustment of the Conversion Price pursuant to this Section 9(a)(iii), the following provisions shall be applicable:

(A) In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Corporation shall be deemed to be the sum of the (A) amount of the cash proceeds received by the Corporation for such Common Stock and (B) any underwriting discounts or commissions that are required to be granted or paid in order to consummate the issuance of Common Stock.

(B) In the case of the issuance of Common Stock (other than upon the conversion of Convertible Securities) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair market value thereof as determined by a nationally recognized independent investment banking firm that has for this purpose (x) been selected by the Board of Directors, and (y) been consented to by each of (1) a majority of the outstanding shares of Preferred Stock, voting as a separate class, and (2) solely to the extent that Deere Investor and its Permitted Affiliate Transferees collectively Beneficially Own at least 10% of the issued and outstanding capital stock of the Corporation, Deere Investor (acting on behalf of itself and its Permitted Affiliate Transferees), provided that such fair market value, together with any cash or other consideration received in respect of the Common Stock, shall not for the purposes hereof in any event exceed the aggregate Market Price of the shares of Common Stock being issued as of the date the Board of Directors authorizes the issuance of such shares.

(C) In the case of the issuance of (x) Options for Common Stock (whether or not at the time exercisable) or (y) Convertible Securities (whether or not at the time so convertible or exchangeable) or Options for Convertible Securities (whether or not at the time exercisable):

(1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of Options for Common Stock shall be deemed to have been issued at the time such Options are issued and for a consideration equal to the consideration (determined in the manner provided in Section 9(a)(iii)(A) and Section 9(a)(iii)(B)), if any, received by the Corporation upon the issuance of such Options plus the minimum purchase price provided in such Options for the Common Stock covered thereby;

(2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for Convertible Securities, or upon the exercise of Options for Convertible Securities and the subsequent conversion or exchange of the Convertible Securities issued upon the exercise thereof, shall be deemed to have been issued at the time such Convertible Securities were issued or such Options for Convertible Securities were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such Convertible Securities or Options for Convertible Securities (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in Section 9(a)(iii)(A) and Section 9(a)(iii)(B)), if any, to be received by the Corporation upon the conversion or exchange of such Convertible Securities, or upon the exercise of such Options for Convertible Securities and the subsequent conversion or exchange of the Convertible Securities issued upon the exercise thereof;

(3) on any change in the number of shares of Common Stock deliverable upon exercise of any such Options or conversion or exchange of such Convertible Securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange (other than any change resulting from an adjustment in respect of any action by the Company which would otherwise result in an adjustment to the Conversion Price under this Section Section 9. ), the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such Options not exercised prior to such change, or of such Convertible Securities not converted or exchanged prior to such change, upon the basis of such change; and

(4) if the Conversion Price shall have been adjusted upon the issuance of any such Options or Convertible Securities (or pursuant to clause (3) immediately above in connection with the issuance of shares of Common Stock upon the exercise or conversion of such Options or Convertible Securities), no further adjustment of such Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

(D) For the avoidance of doubt, the number of shares of Common Stock outstanding immediately prior to the date of any issuance or sale of Common Stock, Convertible Securities or Options shall include only the number of shares of Common Stock actually outstanding as of such time and shall not include any shares of Common Stock deliverable upon (i) conversion of or in exchange for Convertible Securities, (ii) exercise of Options for Common Stock or (iii) exercise of Options for Convertible Securities and the subsequent conversion or exchange of the Convertible Securities issued upon the exercise thereof.

(iv) Other Distributions. If the Corporation distributes to all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding (a) any cash dividends to the extent a corresponding cash dividend is paid on the Preferred Stock pursuant to Section 4(a)(i), (b) dividends or distributions referred to in Section 9(a)(i), (c) Convertible Securities or Options referred to in Section 9(a)(iii) or (d) any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a Subsidiary of the Corporation or other business unit in the case of certain spin-off transactions as described below), then the Conversion Price in effect immediately prior to the Ex-Date for such distribution shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to the Ex-Date for such distribution by the following fraction:

        SP0 – FMV

SP0

Where,

SP0 = the Market Price of a share of Common Stock on the date immediately prior to the Ex-Date for such distribution.

FMV = the fair market value of the portion of the distribution applicable to one share of Common Stock on the Ex-Date for such distribution, in the case of a non-cash distribution or with respect to the non-cash portion of a distribution, if any, as determined by a nationally recognized independent investment banking firm that has for this purpose (x) been selected by the Board of Directors, and (y) been consented to by each of (1) a majority of the outstanding shares of Preferred Stock, voting as a separate class, and (2) solely to the extent that Deere Investor and its Permitted Affiliate Transferees collectively Beneficially Own at least 10% of the issued and outstanding capital stock of the Corporation, Deere Investor (acting on behalf of itself and its Permitted Affiliate Transferees), provided that such value shall not for the purposes hereof in any event be equal to or greater than the Market Price of a share of Common Stock on such date.

In a “spin-off,” where the Corporation makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a Subsidiary of the Corporation or other business unit, the Conversion Price will be adjusted on the 15th Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such 15th Trading Day by the following fraction:

      MP0

MP0 + MPs

Where,

MP0 = (i) if the Common Stock is listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the Market Price of a share of Common Stock for the period ending on and including the tenth Trading Day following the effective date of such distribution, or (ii) if the Common Stock is not listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the Market Price of a share of Common Stock on the effective date of such distribution (after giving effect to such distribution).

MPs = (i) if the capital stock or equity interests distributed to the holders of shares of Common Stock are listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, an amount equal to the product of (x) the number of shares of such capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock and (y) the Market Price per share of such capital stock or equity interests for the period ending on and including the tenth Trading Day following the effective date of such distribution, or (ii) if such capital stock or equity interests are not listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the Market Price of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on the effective date of such distribution (after giving effect to such distribution).

In the event that such distribution described in this Section 9(a)(iv) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of

Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(v) Certain Repurchases of Common Stock. If the Corporation effects a Pro Rata Repurchase of Common Stock that involves the payment by the Corporation of consideration per share of Common Stock that exceeds the Market Price of a share of Common Stock on the Effective Date of such Pro Rata Repurchase (provided that if part or all of the consideration is not cash, the fair market value of the non-cash consideration shall be determined by a nationally recognized independent investment banking firm that has for this purpose (x) been selected by the Board of Directors, and (y) been consented to by each of (1) a majority of the outstanding shares of Preferred Stock, voting as a separate class, and (2) solely to the extent that Deere Investor and its Permitted Affiliate Transferees collectively Beneficially Own at least 25% of the issued and outstanding capital stock of the Corporation, Deere Investor (acting on behalf of itself and its Permitted Affiliate Transferees), then the Conversion Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase shall be adjusted (such adjustment to become effective immediately prior to the opening of business on the day following the Effective Date of such Pro Rata Repurchase) by multiplying the Conversion Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by the following fraction:

        (OS0 x SP0)

AC + (SP0 x OS1)

Where,

SP0 = the Market Price of a share of Common Stock on the Trading Day immediately preceding the first announcement of the intent to effect such Pro Rata Repurchase.

OS0 = the number of shares of Common Stock outstanding at the Effective Date of such Pro Rata Repurchase, including, if applicable, any shares validly tendered and not withdrawn or exchanged shares.

OS1 = the number of shares of Common Stock outstanding at the Effective Date of such Pro Rata Repurchase, including, if applicable, any shares validly tendered or exchanged and not withdrawn, minus the number of shares purchased in such Pro Rata Repurchase (which shares shall equal the Purchased Shares (as defined below) if such Pro Rata Repurchase is effected pursuant to a tender offer or exchange offer).

AC = the aggregate cash and fair market value of the other consideration payable in such Pro Rata Repurchase, in the case of non-cash consideration, as determined by a nationally recognized independent investment banking firm that has for this purpose (x) been selected by the Board of Directors, and (y) been consented to by each of (1) a majority of the outstanding shares of Preferred Stock, voting as a separate class, and (2) solely to the extent that Deere Investor and its Permitted Affiliate Transferees collectively Beneficially Own at least 25% of the issued and outstanding capital stock of the Corporation, Deere Investor (acting on behalf of itself and its Permitted Affiliate Transferees), based, in the case of a tender offer or exchange offer, on the number of shares actually accepted for purchase (the “Purchased Shares”).

In the event that the Corporation, or one of its Affiliates, is obligated to purchase shares of Common Stock pursuant to any such Pro Rata Repurchase, but the Corporation, or such Affiliate, is permanently prevented by applicable Law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such Pro Rata Repurchase had not been made.

(vi) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Preferred Stock, the Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had issued the rights to all holders of the Common Stock in an issuance triggering an adjustment pursuant to Section 9(a)(iii), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b) Other Adjustments.

(i) The Corporation may make decreases in the Conversion Price, in addition to any other decreases required by this Section 9, if the Board of Directors acting in accordance with Section 2.7(c) of the Stockholders Agreement deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of Options for Common Stock) or from any event treated as such for income tax purposes.

(ii) If the Corporation takes any action affecting the Common Stock, other than an action described in Section 9(a), which upon a determination by the Board of Directors (acting in accordance with Section 2.7(c) of the Stockholders Agreement) (such determination intended to be a “fact” for purposes of Section 151(a) of the DGCL) would materially adversely affect the conversion rights of the Holders of shares of Preferred Stock, the Conversion Price shall be adjusted, to the extent permitted by Law, in such manner, if any, and at such time, as the Board of Directors (acting in accordance with Section 2.7(c) of the Stockholders Agreement) determines in good faith to be equitable in the circumstances.

(c) Successive Adjustments. Successive adjustments in the Conversion Price shall be made, without duplication, whenever any event specified in Section 9(a) or Section 9(b) shall occur.

(d) Rounding of Calculations; Minimum Adjustments. All adjustments to the Conversion Price shall be calculated to the nearest one-tenth (1/10th) of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this Section 9(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further that on any Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(e) Statement Regarding Adjustments; Notices. Whenever the Conversion Price is to be adjusted in accordance with one or more of Section 9(a) or Section 9(b), the Corporation shall: (i) compute the Conversion Price in accordance with Section 9(a) or Section 9(b), taking into account the one cent threshold set forth in Section 9(d); (ii) (x) in the event that the Corporation shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in Section 9(a) (but only if the action of the type described in Section 9(a) would result in an adjustment to the Conversion Price or a change in the type of securities or property to be delivered upon conversion of the Preferred Stock), the Corporation shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least ten (10) days prior to such record date, give notice to each Holder by mail, first class postage prepaid, at the address appearing in the Corporation’s records, which notice shall specify the record date, if any, with respect to any such action, the approximate date on which such action is to take place and the facts with respect to such action as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion or redemption of the Preferred Stock or (y) in the event that the Corporation does not give notice or make a public announcement as set forth in subclause (x) of this clause (ii), the Corporation shall, as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to one or more of Section 9(a) or Section 9(b), taking into account the one cent threshold set forth in Section 9(d) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event, in the same manner and with the same detail as the notice set forth in subclause (x) of this clause (ii); and (iii) whenever the Conversion Price shall be adjusted pursuant to one or more of Section 9(a) or Section 9(b), the Corporation shall, as soon as practicable following the determination of the revised Conversion Price, (x) file at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment, the Conversion Price that shall be in effect after such adjustment and the method by which the adjustment to the Conversion Price was determined and (y) cause a copy of such statement to be sent in the manner set forth in subclause (x) of clause (ii) to each Holder.

(f) Certain Adjustment Rules. If an adjustment in the Conversion Price made hereunder would reduce the Conversion Price to an amount below par value of the Common Stock, then such adjustment in Conversion Price made hereunder shall reduce the Conversion Price to the par value of the Common Stock. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 9, the Corporation shall use its best efforts to take any and all actions which may be necessary, including, without limitation, obtaining regulatory, New York Stock Exchange (or such exchange or automated quotation system on which the Common Stock is then listed) or stockholder approvals or exemptions, in order that the Corporation may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock issuable upon conversion of the Preferred Stock.

Section 10. Voting Rights.

(a) General. The Holders of shares of Preferred Stock shall be entitled to vote with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Corporation, except as otherwise provided herein or as required by applicable Law, voting together with the holders of Common Stock as a single class. For such purposes, each Holder shall be entitled to a number of votes in respect of the shares of Preferred Stock owned of record by it equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted as of the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited. The Holders of shares of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Certificate of Incorporation and the By-laws as if they were holders of record of Common Stock for such meeting.

(b) Class Voting Rights.

(i) So long as any shares of Preferred Stock are outstanding, in addition to any other vote required by applicable Law, the Corporation may not take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior affirmative vote or written consent of the Holders representing at least a majority of the then-issued and outstanding shares of Preferred Stock, voting as a separate class:

(A) amend, alter, repeal or otherwise modify any provision of the Certificate of Incorporation, this Certificate or the By-laws in a manner that would alter or change the terms or the powers, preferences, rights or privileges of the Preferred Stock (other than through the authorization, creation and issuance of Senior Securities or Parity Securities, subject to compliance with the provisions of Sections 2, 10(b)(i)(B) and 10(b)(ii) hereof);

(B) authorize, create, increase the authorized amount of, or issue any class or series of Senior Securities, Parity Securities, Junior Securities (other than the Common Stock) or any security convertible into, or exchangeable or exercisable for any of the foregoing (other than Common Stock) that could have the “result of the receipt of property by some shareholders” within the meaning of Section 305(b)(2)(A) of the Internal Revenue Code of 1986, as amended from time to time, including but not limited to (A) any non-participating preferred stock or (B) any debt securities convertible into shares of Capital Stock by their terms (including by means of merger, consolidation, reorganization, recapitalization or otherwise);

(C) increase or decrease the authorized number of shares of Preferred Stock (except for the cancellation and retirement of shares set forth in Section 12(b) or as necessary for the payment of Preferred Dividends in kind in accordance with Section 4(a)) or issue additional shares of Preferred Stock (except for shares of Preferred Stock issuable as payment of a Preferred Dividend in accordance with Section 4); and

(D) (1) amend, restate, supplement, modify or replace the Debt Financing Documents in any manner that would include provisions relating to the ability of the Corporation or its Subsidiaries to pay dividends pursuant to this Certificate that are more restrictive than those set forth in the Debt Financing Documents in effect as of the date hereof or (2) enter into any agreements or arrangements relating to indebtedness or otherwise containing provisions relating to the ability of the Corporation or its Subsidiaries to pay dividends pursuant to this Certificate that are more restrictive than those set forth in the Debt Financing Documents as of the date hereof (or subsequently amend, restate, supplement or otherwise modify any such agreements in any manner that would include provisions relating to the ability of the Corporation or its Subsidiaries to pay dividends pursuant to this Certificate that are more restrictive than those set forth in such agreements).

(ii) So long as Preferred Stock having an aggregate Liquidation Preference of at least $10,000,000 is outstanding, in addition to any other vote required by applicable Law, the Corporation may not, without the prior affirmative vote or written consent of the Holders representing at least a majority of the then issued and outstanding shares of Preferred Stock, voting as a separate class, authorize, create, increase the authorized amount of, or issue any class or series of Senior Securities, Parity Securities (other than the Common Stock) or any security convertible into, or exchangeable or exercisable for, any of the foregoing (other than Common Stock) (including by means of merger, consolidation, reorganization, recapitalization or otherwise).

(c) Notwithstanding the foregoing, the Holders shall not have any voting rights under this Section 10, if at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Preferred Stock shall have been converted into shares of Common Stock or converted into Business Combination Consideration.

(d) The consent or votes required in Section 10(b) shall be in addition to any approval of stockholders of the Corporation which may be required by Law or pursuant to any provision of the Certificate of Incorporation, the Stockholders Agreement or the By-laws.

Section 11. Certificates.

(a) Transfer Agent. The Corporation may, in its sole discretion, and shall, following the Initial Public Offering, appoint a transfer agent and remove such transfer agent in accordance with the agreement between the Corporation and such transfer agent; provided that the Corporation shall appoint a successor transfer agent of recognized standing who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders.

(b) Form and Dating. The Preferred Stock shall be initially issued and thereafter evidenced only in definitive, certificated form. Each Preferred Stock certificate shall be dated the date of its authentication.

(c) Execution and Authentication. Two officers of the Corporation shall sign any Preferred Stock certificate for the Corporation by manual or facsimile signature.

(d) Transfer and Exchange. Subject to the provisions of Section 7, when (i) a Preferred Stock certificate is presented to the Corporation or the Corporation’s transfer agent, if any, with a request to register the transfer of such Preferred Stock certificate, or (ii) Preferred Stock certificates are presented to the Corporation or the Corporation’s transfer agent, if any, with a request to exchange such Preferred Stock certificates for a Preferred Stock certificate representing a number of shares of Preferred Stock equal to the combined number of shares of Preferred Stock represented by such presented certificates, the Corporation or the Corporation’s transfer agent, as applicable, shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Preferred Stock certificates surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Corporation and the Corporation’s transfer agent, if any, duly executed by the holder thereof or its attorney duly authorized in writing;

(ii) are being transferred or exchanged in accordance with the Transfer Restrictions and Section 7; and

(iii) if such Preferred Stock certificates are being delivered to the Corporation or the Corporation’s transfer agent, if any, by a Holder for registration in the name of such holder, without transfer, a certification from such holder to that effect.

(e) Obligations with Respect to Transfers of Preferred Stock.

(i) To permit registrations of transfers and exchanges, the Corporation shall execute, and the Corporation’s transfer agent, if any, shall authenticate, Preferred Stock certificates as required pursuant to the provisions of this Section 11(e).

(ii) Subject to the provisions of Section 7, all Preferred Stock certificates issued upon any registration of transfer or exchange of Preferred Stock certificates in accordance with Section 11(d) shall be the valid obligations of the Corporation, entitled to the same benefits under this Certificate as the Preferred Stock certificates surrendered upon such registration of transfer or exchange.

(iii) Prior to due presentment for registration of transfer of any shares of Preferred Stock, the Corporation and the Corporation’s transfer agent, if any, may deem and treat the Person in whose name such shares of Preferred Stock are registered as the absolute owner of such Preferred Stock, and neither such transfer agent nor the Corporation shall be affected by notice to the contrary. All notices and communications to be given to the Holders and all payments to be made to Holders under the Preferred Stock shall be given or made only to the Holders.

(f) Replacement Certificates. If any Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation will issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate lost, stolen or destroyed, and the Corporation’s transfer agent, if any, or duly authorized officers shall countersign a replacement Preferred Stock certificate of like tenor and representing an equivalent amount of Preferred Stock. If required by the transfer agent or the Corporation, such Holder shall furnish evidence of loss, theft or destruction of such certificate and, if requested by the Corporation, an indemnity on customary terms for such situations reasonably satisfactory to the Corporation.

(g) Temporary Certificates. Until definitive Preferred Stock certificates are ready for delivery, the Corporation may prepare and the Corporation’s transfer agent, if any, or duly authorized officers shall countersign temporary Preferred Stock certificates. Temporary Preferred Stock certificates shall be substantially in the form of definitive Preferred Stock certificates but may have variations that the Corporation considers appropriate for temporary Preferred Stock certificates. Without unreasonable delay, the Corporation shall prepare and the Corporation’s transfer agent, if any, or duly authorized officers shall countersign definitive Preferred Stock certificates and deliver them in exchange for temporary Preferred Stock certificates.

(h) Cancellation. In the event the Corporation shall redeem or otherwise acquire Preferred Stock, the Preferred Stock certificates representing such redeemed or acquired shares shall thereupon be delivered to the Corporation for cancellation.

(i) Taxes. The issuance or delivery of shares of Preferred Stock, shares of Common Stock or other securities issued on account of Preferred Stock pursuant hereto, or certificates representing such shares or securities, shall be made without the Corporation charging the Holder for any share transfer, documentary, stamp or similar tax that may be payable in respect of the issuance or delivery of such certificates or the securities represented thereby; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Preferred Stock with respect to which such shares or other securities were issued, delivered or registered, or in respect of any payment to any Person other than a payment to the Holder thereof, and the transferee or payee, as the case may be, shall pay or bear the cost of any such tax, and the Corporation shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

Section 12. Miscellaneous.

(a) Certain Covenants.

(i) Without limiting the provisions of (or the Holders’ rights under), Section 7, Section 8 and Section 10, the Corporation shall not merge with or into or consolidate with or into, or sell, transfer, exchange or lease all or substantially all of its property to, any other entity, or permit consummation of any other Liquidity Event, unless the surviving successor, transferee or lessee entity, as the case may be (if not the Corporation), (x) expressly assumes, as part of the terms of such Liquidity Event, the due and punctual performance and observance of each and every covenant and condition of this Certificate to be performed and observed by the Corporation and (y) if such Liquidity Event is a Qualified Business Combination, expressly agrees, as part of the terms of such Qualified Business Combination, to exchange, at the Holders’ option, shares of Preferred Stock for shares of the surviving entity’s capital stock having terms, preferences, rights (including, without limitation, as to dividends, voting and rights to assets upon liquidation, dissolution or winding-up of the entity), privileges and powers no less favorable (individually and in the aggregate) than the terms, preferences, rights (including, without limitation, as to dividends, voting and rights to assets upon liquidation, dissolution or winding-up of the entity), privileges and powers under this Certificate. Without limiting any of the foregoing, the Corporation shall cause lawful provision to be made as part of the terms of each Liquidity Event such that each Holder’s shares of Preferred Stock then outstanding shall have the right upon such Liquidity Event to exchange such shares for, or convert such shares into, at the Holder’s option, either (A) the kind and amount of cash, securities or other property, if any, receivable upon the Liquidity Event by a holder of Common Stock holding that number of shares of Common Stock into which such shares of Preferred Stock would have been convertible (pursuant to Section 6, without regard to any limitations on convertibility therein) immediately prior to the consummation of such Liquidity Event (after giving effect to such conversion) or (B) an amount of cash equal to the sum of (x) the aggregate Liquidation Preference and (y) the aggregate Accrued Dividends of such shares as of the date of the consummation of such Liquidity Event; provided, in the event that holders of shares of Common Stock have the opportunity to elect the form of consideration to be received in the Liquidity Event, each Holder shall have the same opportunity to elect the form of consideration that each Holder is entitled to receive in such Liquidity Event.

(ii) The Corporation shall not, by amendment of the Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets, or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Certificate, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders of Preferred Stock as set forth in this Certificate.

(b) Status of Shares. Shares of Preferred Stock which have been converted, redeemed, repurchased or otherwise cancelled shall be retired and, following the filing of any certificate required by the DGCL, have the status of authorized and unissued shares of Preferred Stock, without designation as to series until such shares are once more, subject to and in accordance with the provisions of Section 10, designated as part of a particular series of Preferred Stock by the Board of Directors.

(c) Notices. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (or by first class mail if the same shall be specifically permitted for such notice under the terms of this Certificate) with postage prepaid, addressed: (i) if to the Corporation, to its office at 1060 Windward Ridge Parkway, Suite 170, Alpharetta, GA 30005, or to any transfer or other agent of the Corporation designated to receive such notice as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the share record books of the Corporation (which may include the records of the transfer agent, if applicable) or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(d) Severability. If any right, preference or limitation of the Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of Law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

(e) Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(f) Effectiveness. This Certificate shall become effective upon the filing thereof with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed and acknowledged by its undersigned duly authorized officer this 16th day of December, 2013.

CD&R LANDSCAPES PARENT, INC.

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President and Secretary

[Signature Page to the Certificate of Designations]